AMENDMENT NO. 1

This Amendment is made effective as of the 1st day of January, 2012, to the Lease Agreement (“Lease”) originally made as of the 31st day of March, 1998, between IFBF Property Management, Inc., an Iowa corporation (“Landlord”), and FBL Financial Group, Inc., an Iowa corporation, and Farm Bureau Mutual Insurance Company (n/k/a Farm Bureau Property & Casualty Insurance Company), an Iowa corporation, (separately an “Individual Tenant” and collectively “Tenant”).

WHEREAS, Landlord and Tenant entered into a Lease Agreement for an initial term of fifteen (15) years commencing April 1998 and ending March 31, 2013, covering the premises used by the Tenants as their home office building; and

WHEREAS, the parties wish to amend the Lease to extend its term and to provide for the calculation of rent to be paid by Tenants for the extended term.

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained in the original Lease, and the mutual promises and covenants contained in this Amendment, and other good and valuable consideration, the receipt of which is hereby acknowledged, agree as follows:

1.    All references in the Lease Agreement to “Farm Bureau Mutual Insurance Company” shall be deemed stricken and inserted in lieu thereof shall be the name “Farm Bureau Property & Casualty Insurance Company”.

2.    Article II, Sections 2.1 and 2.2 are stricken in their entirety effective January 1, 2012, and replaced with the following:

“Section 2.1 Term. The term of this Lease shall be for ten (10) years commencing on the first day of January, 2012 (the “Commencement Date”), and terminating on the 31st day of December 2021 (the “Termination Date”) (the period covered hereinafter referred to as the “Amended Initial Term”).

Section 2.2 Renewal Terms. At the end of the of the Amended Initial Term provided for in Section 2.1 above, this Lease shall automatically renew for an additional five (5) year period (“Renewal Term”) under the same terms and conditions, unless notice is given not less than six (6) months prior to the end of the Amended Initial Term by one party to the other of the party's intent not to renew the Lease, in which case the Lease shall terminate on the Termination Date. At the end of the initial Renewal Term, or any subsequent Renewal Term, this Lease shall automatically renew for an additional five (5) year term, unless notice is given not less than six (6) months prior to the end of a Renewal Term by one party to the other of the party's intent to not renew the Lease, in which case the Lease will terminate at the end of the Renewal Term to which such notice applies.”

3.    Article 3, Section 3.1, shall be stricken in its entirety effective January 1, 2012, and replaced with the following:

“Section 3.1 Rent. Rent for the Amended Initial and any Renewal Terms of this Lease shall be calculated and paid in accord with the following:

(a)    Initial Term Rent. During the first two years of this Lease, Tenant shall pay the Landlord a fixed annual rent of $14.50 per square foot of Leased Premises (“Rent”). The Rent shall be adjusted every two years following the January 1, 2012, Commencement Date, by a percentage amount equal to the percentage increase in the Consumer Price Index for Urban Consumers (“CPI-U”) for the preceding two year period. Tenant and Landlord agree that the Leased Premises at the inception of this Lease on January 1, 2012, include 363,485 square feet, and that the total amount of space subject to this Lease may vary from time to time depending upon the operational needs of both Landlord and Tenant. Rent based on the initial square footage shall be payable in equal monthly installments in advance on the first day of each month during this Lease term, at Landlord's office or any other place designated by it. To the extent the parties agree from time to time to vary the amount of total square footage subject to this Lease, appropriate adjustments in the monthly installments shall be made.

(b)    Renewal Term Rent. The square footage rent paid by Tenant to Landlord for any renewal term shall be calculated in the same manner as the rent during the Amended Initial Term, with the rent at the beginning of any Renewal Term to be the rent paid for the last year of the term preceding, increased every two years as measured from the Commencement Date of January 1, 2012, by a percentage equal to the percentage increase in the CPI-U for the preceding two year period. Landlord and Tenant agree that the total amount of space subject to this Lease during any Renewal Term may vary from time to time depending upon the operational needs of both Landlord and Tenant. Rent based on the square footage allocated to Tenant shall be payable in equal monthly installments in advance on the first day of each month during a Renewal Term, at Landlord's office or any other place designated by it. To the extent the parties agree from time to time during any Renewal Term to vary the amount of square footage subject to this Lease, appropriate adjustments in the monthly installments shall be made.

4.    All provisions of the Lease Agreement not supplanted by this Amendment, or in conflict with the provisions of this Amendment, shall remain in full force and effect. In the event of a conflict between the provisions of this Amendment and the provisions of the Lease Agreement, the provisions of this Amendment shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives on the date and year first written above.

[SIGNATURES ON FOLLOWING PAGE]

“LANDLORD”

IFBF PROPERTY MANAGEMENT, INC.

By:     /s/ Craig D. Hill
Craig D. Hill, President

“TENANT”

FBL FINANCIAL GROUP, INC.

By:     /s/James P. Brannen
James P. Brannen, Chief Financial Officer

“FARM BUREAU PROPERTY & CASUALTY INSURANCE COMPANY”
(f/k/a Farm Bureau Mutual Insurance Company)

By:     /s/James P. Brannen
James P. Brannen, Chief Financial Officer